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                                                                    EXHIBIT 99.6

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 14, 1998

     A Special Meeting of the stockholders (the "Insignia Meeting") of Insignia Financial Group, Inc., a Delaware corporation ("Insignia"), will be held at 9:00 a.m., local time on September 14, 1998, at the Hyatt Regency Hotel, 220 North Main Street, Greenville, South Carolina, for the following purposes:

          (1) To consider and vote upon a proposal to approve the distribution (the "Distribution") to Insignia's stockholders of the common stock, par value $.01 per share, of Insignia/ESG Holdings, Inc. ("Holdings Common Stock"), a newly formed Delaware corporation and subsidiary of Insignia which will hold, directly and indirectly, the assets, liabilities and operations of Insignia's commercial real estate services business, cooperative and condominium apartment management business, single-family home brokerage and mortgage origination business, equity co-investment business and certain other related businesses ("Holdings"). In the Distribution, record holders of Class A common stock, par value $.01 per share, of Insignia ("Insignia Common Stock") on September 15, 1998 (the "Distribution Record Date") will receive two shares of Holdings Common Stock for every three shares of Insignia Common Stock then owned of record. Cash will be distributed by Holdings in lieu of any fractional shares of Holdings Common Stock (determined in the aggregate). The Holdings Common Stock has been approved for listing on the New York Stock Exchange under the symbol "IEG," subject to official notice of issuance and approval of the Distribution by stockholders.

          (2) To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998 (the "Merger Agreement"), by and among Insignia, Holdings, Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), and AIMCO Properties, L.P., a Delaware limited partnership, and the transactions contemplated thereby, including the merger of Insignia with and into AIMCO, with AIMCO being the surviving corporation (the "Merger"). At the time of the Merger, Insignia will consist only of the remaining assets, liabilities and operations of Insignia and its subsidiaries other than those of Holdings. The Merger Agreement provides for (i) the issuance to holders of Insignia Common Stock of an aggregate number of shares of Class E Cumulative Convertible Preferred Stock, par value $.01 per share, of AIMCO (the "AIMCO Class E Preferred Stock") approximately equal to $303 million divided by the AIMCO Index Price (or a number of shares of AIMCO Class E Preferred Stock approximately equal to $203 million divided by the AIMCO Index Price and a number of shares of Class F Cumulative Convertible Preferred Stock, par value $.01 per share, of AIMCO (the "AIMCO Class F Preferred Stock") approximately equal to $100 million divided by the AIMCO Index Price, in the event the stockholders of AIMCO do not approve the Merger), subject to AIMCO's right, under certain circumstances, to elect to pay a portion (but in no event more than $15 million in the aggregate) of such consideration in cash as described in the attached Joint Proxy Statement/Prospectus, and (ii) the payment of a $50 million special cash dividend (less certain amounts attributable to options and warrants of Insignia outstanding at the effective time of the Merger) to holders of AIMCO Class E Preferred Stock on the record date for payment to be set by the Board of Directors of AIMCO. The actual number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock issued to holders of Insignia Common Stock in the Merger will be determined by a formula based on the AIMCO Index Price, which will be the average market price of AIMCO Common Stock during a fixed period prior to the Merger, subject to a maximum average price of $38.00 per share. The AIMCO Index Price is not intended to and will not necessarily represent the fair market value of the AIMCO Class E Preferred Stock or the AIMCO Class F Preferred Stock. In addition, approximately $458 million of debt and other liabilities of Insignia and its subsidiaries, including $149.5 million of convertible subordinated debt underlying the 6 1/2% Trust Convertible Preferred Securities issued by Insignia Financing I (which is a subsidiary of Insignia and will become a subsidiary of AIMCO as a result of the Merger) (the
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     "Convertible Preferred Securities"), will become obligations of AIMCO and its subsidiaries after the Merger.

          (3) To consider and vote upon the approval of the Insignia/ESG Holdings, Inc. 1998 Stock Incentive Plan (the "Holdings Stock Incentive Plan"), including the reservation of 3,500,000 shares of Holdings Common Stock for issuance thereunder. Subject to approval of the Distribution and the Holdings Stock Incentive Plan by Insignia stockholders, the Board of Directors of Insignia (the "Insignia Board") and the Holdings Board of Directors (the "Holdings Board") have approved the grant of options to purchase an aggregate of approximately 1,020,000 shares of Holdings Common Stock to certain key employees and an aggregate of 80,000 shares of Holdings Common Stock to its outside directors pursuant thereto, all of which will have an exercise price equal to the market price of Holdings Common Stock following the Distribution. The shares of Holdings Common Stock reserved under the Holdings Stock Incentive Plan include approximately 1,900,000 shares (adjusted for the Distribution of two shares of Holdings Common Stock for every three shares of Insignia Common Stock) issuable upon exercise of options to purchase Insignia Common Stock assumed by Holdings in connection with the Distribution, but does not include approximately 980,000 shares (adjusted for the Distribution of two shares of Holdings Common Stock for every three shares of Insignia Common Stock) issuable upon exercise of other assumed options.

          (4) To consider and vote upon the approval of the Insignia/ESG Holdings, Inc. 1998 Employee Stock Purchase Plan (the "Holdings Stock Purchase Plan"), including the reservation of 1,500,000 shares of Holdings Common Stock for issuance thereunder.

          (5) To consider and vote upon the approval of the Insignia/ESG Holdings, Inc. Executive Performance Incentive Plan (the "Holdings Incentive Compensation Plan").

          (6) To transact such other business as may properly come before the Insignia Meeting or any adjournment or adjournments thereof.

     It is a condition to the consummation of the Merger and effectiveness of the Holdings Stock Incentive Plan, the Holdings Stock Purchase Plan and the Holdings Incentive Compensation Plan (collectively, the "Holdings Plans") that the Distribution be approved by the Insignia stockholders and consummated; however, consummation of the Distribution is not conditioned upon the approval or consummation of the Merger. Assuming that both the Distribution and the Merger Agreement are approved by the Insignia stockholders, the Merger will not occur until at least ten business days after the Distribution.

     In the event that the Insignia stockholders approve the Distribution but not the Merger Agreement, or the Insignia stockholders approve the Distribution and the Merger Agreement but the Merger Agreement is subsequently terminated, Insignia will nonetheless proceed with the Distribution if, among other things, the Insignia Board (i) receives an opinion of tax counsel that the Distribution should be tax-free to Insignia stockholders and (ii) determines that Holdings and its subsidiaries will be relieved of substantially all of their guarantees of, and other obligations relating to, debt and other liabilities that will remain with Insignia after the Distribution.

     Only stockholders of record at the close of business on July 17, 1998, which is the record date for the Insignia Meeting (the "Insignia Record Date"), are entitled to notice of, and to vote at, the Insignia Meeting or any adjournment or postponement thereof. Approval of each of the Distribution and the Merger Agreement requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Insignia Common Stock outstanding on the Insignia Record Date. Approval of the Holdings Stock Incentive Plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Insignia Common Stock outstanding on the Insignia Record Date and represented at the Insignia Meeting, provided that the total votes cast on the Holdings Stock Incentive Plan represents over 50% of all the outstanding
Insignia Common Stock as of the Insignia Record Date. Approval of each of the Holdings Stock Purchase Plan and the Holdings Incentive Compensation Plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Insignia Common Stock represented at the Insignia Meeting.
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     The Distribution, the Merger and the Holdings Plans are of great importance to Insignia and its stockholders. The accompanying Joint Proxy Statement/Prospectus contains a detailed description of the Distribution and the Merger and related transactions, as well as each of the proposed Holdings Plans. Please read the Joint Proxy Statement/Prospectus carefully and then complete, sign and date the enclosed proxy card and return it in the enclosed envelope.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE DISTRIBUTION, THE MERGER AGREEMENT AND THE HOLDINGS PLANS AND RECOMMENDS THAT INSIGNIA STOCKHOLDERS VOTE FOR THE APPROVAL OF THESE PROPOSALS.

     Your prompt response will be appreciated. If you plan to attend the Insignia Meeting and your shares are held in the name of a broker or other nominee, please bring a proxy or letter from the broker or nominee confirming your ownership of shares. If you attend the Insignia Meeting you may vote in person if you wish, even if you have previously returned your proxy.

                                            By Order of the Board of Directors

                                            Adam B. Gilbert
                                            Secretary

Greenville, South Carolina
[            ], 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE INSIGNIA MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/ PROSPECTUS AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE INSIGNIA MEETING.